Quest Oil Acquires Boyne Creek Gas Prospect

Wednesday December 1, 6:00 am ET

ARLINGTON, Texas, Dec. 1, 2004 (PRIMEZONE) -- Quest Oil Corporation, (OTC BB:QOIL.OB - News) is pleased to announce that it has entered into a Farm-in Agreement to acquire 80% working interest in the Boyne Lake prospect, located North East of Edmonton, Alberta, Canada. A total of 5 locations can be drilled at the Boyne prospect and it is anticipated that the field will produce 1.5 mcf of gas per day / well from an estimated reserve of 14 billion cubic feet (BCF). The shallow depth of the reserve at 450M to 525M makes this a highly desirable development opportunity.

Quest's Boyne Lake prospect is located on the northern edge of the highly prolific gas prone Upper Mannville and Colony continental sequence and channel sand system fairways. Under current in-the-ground pricing of $.005 per cubic foot, the Boyne Lake prospect is expected to produce in the realm of $1.8 million CDN per well with a potential reserve value up to $70 million.

Under the terms of the Farm-in Agreement with Premium Petroleum Inc., Quest must drill, complete and tie-in one well at Boyne Creek to earn its 80% working interest. Following the required leasing, surveying, licensing and site preparation, Quest Oil plans to drill in the Boyne Lake prospect within 60 days. There is year round access to the property.

This agreement solidifies Quest Oil's strategy to acquire and participate in a multiple of smaller more mature oil and gas opportunities throughout the North American markets. Thereby, providing its shareholders with potentially more immediate and above average returns.

Quest Oil is also continuing with the completion of due diligence on the recently announced MOU to acquire all outstanding shares of Graham Petroleum, a mid-tier oil producer located in Salem, Illinois.

ABOUT QUEST OIL CORPORATION

Quest Oil Corporation's mission is to optimize the development of oil & gas resources out of its petroleum licenses in order to create the value for its shareholders. Quest Oil is actively negotiating prospects for exploring and producing oil and gas in Alberta, Canada and the historic Illinois Basin. Participating in the development of North American oil and gas resources is becoming more necessary in the upstream industry and is consistent with Quest's growth strategy going forward.

ON BEHALF OF THE BOARD
Quest Oil Corporation
Rod Bartlett-President/CEO

To find out more about Quest Oil Corporation (OTC BB:QOIL.OB - News), visit our website at http://www.questoil.com.

This release contains ``forward-looking statements'' within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be ``forward looking-statements.'' Forward-looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward-looking statements in this action may be identified through the use of words such as ``expects,'' ``will,'' ``anticipates,'' ``estimates,'' ``believes,'' or statements indicating certain actions ``may,'' ``could,'' or ``might'' occur.

Contact:

Quest Oil Corporation
Cameron King
Investor Relations
(866) 264-7668

Source: Quest Oil